EXHIBIT 11.1
COLUMBUS McKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE


                                              Year Ended March 31,
                                    -------------------------------------------
                                      1997             1996           1995
Primary:                            -------------------------------------------
Weighted average common
     shares outstanding             13,210,001       7,656,067       7,077,588
Weighted average shares issued (1)           -          67,036         124,525
Weighted average shares issued
     which can be repurchased (2)            -         (60,793)       (112,873)
Common Stock Equivalents (stock
     options)                            5,200               -               -
                                    ------------------------------------------
       Total                        13,215,201       7,662,310       7,089,240
                                    ==========================================

Net income applicable to
     common shareholders           $15,154,000     $12,979,500      $10,494,000
Net income per common
     share (primary)                      1.15            1.69             1.48



                                              Year Ended March 31,
                                    ------------------------------------------
                                      1997             1996           1995
Primary:                            ------------------------------------------
Weighted average common
     shares outstanding             13,210,001       7,656,067       7,077,588
Weighted average shares issued (1)           -          67,036         124,525
Weighted average shares issued
     which can be repurchased (2)            -         (60,793)       (112,873)
Common Stock Equivalents
     (stock options)                     5,634               -               -
                                    ------------------------------------------
       Total                        13,215,635       7,662,310       7,089,240
                                    ==========================================

Net income applicable to
     common shareholders           $15,154,000     $12,979,500      $10,494,000
Net income per common
     share (fully diluted)                1.15            1.69             1.48

-----------------------------------

(1) Includes shares issued since December 20, 1994 (one year prior to the initial filing of the IPO registration statement) at $12.69 per share which is less than the initial public offering price of $15 deemed outstanding for all periods presented in accordance with Staff Accounting Bulletin No. 83.

(2) Represents the number of shares assumed to be purchased at $14 per share, the IPO mid-point price, with proceeds from the shares issued in 1996.


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